UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2017

SIGNET JEWELERS LIMITED
(Exact name of registrant as specified in its charter)

Commission File Number: 1-32349

Bermuda	Not Applicable
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Clarendon House
2 Church Street
Hamilton
HM11
Bermuda
(Address of principal executive offices, including zip code)

(441) 296 5872
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On May 25, 2017, Signet Jewelers Limited (“Signet” or the “Company”), through its subsidiary Sterling Jewelers Inc. (“Sterling”), entered into a Sale and Purchase Agreement (“Purchase Agreement”) with Comenity Bank (“Comenity”). The Purchase Agreement provides for, among other things, the purchase by Comenity of a portion of Sterling's existing credit card portfolio and the assumption from Sterling of certain liabilities related to Sterling’s credit card portfolio.

The purchase price will be approximately $1.0 billion and will be a cash amount calculated at the time of closing. The Purchase Agreement contains customary representations, warranties, and covenants.

The Purchase Agreement is subject to customary closing conditions, including receipt of regulatory antitrust approval, and Comenity’s obligation to close is subject to the termination of the Sterling securitization program (as defined in the Purchase Agreement). The Purchase Agreement is not subject to any financing condition.

Program Agreement

In connection with the Purchase Agreement, Sterling and Comenity entered into a Credit Card Program Agreement (“Program Agreement”) with an initial term of seven years commencing upon a launch date specified in the Program A agreement and, unless terminated by either party, additional renewal terms of two years. The Program Agreement provides for, among other things, that Comenity establish a program to issue Sterling credit cards to be serviced, marketed and promoted in accordance with the terms therein. The Program A agreement includes a signing bonus, which may be repayable under certain conditions if the Program Agreement is terminated.

Subject to limited exceptions, Comenity will be the exclusive issuer of private label credit cards or an installment or other closed end loan product in the United States bearing specified Company trademarks, including “Kay”, “Jared” and specified regional brands, but excluding “Zale”, during the term of the agreement. The existing arrangement for the issuing of Zale credit cards will be unaffected by the execution of the Program Agreement.

The Program Agreement contains customary representations, warranties, and covenants. Upon expiration or termination by either party of the Program Agreement, Sterling retains the option to purchase, or arrange the purchase by a third party of, the program assets from Comenity on terms that are no more onerous to Sterling than those applicable to Comenity under the Purchase Agreement, or in the case of a purchase by a third party, on customary terms.

This description is a summary and does not purport to be a complete description of the Purchase Agreement and the Program Agreement.  It is qualified in its entirety by the full text of the Purchase Agreement and Program Agreement, which are attached hereto as Exhibit 10.1 and 10.2 and incorporated herein by reference.

Genesis Financial Services Letter of Intent

On May 25, 2017, Sterling and Genesis Financial Solutions, Inc., a Delaware corporation (“Genesis”) entered into a letter agreement, which contains both binding and non-binding provisions (the “Letter of Intent”).  The Letter of Intent provides that Genesis will become a servicer for Sterling’s existing non-prime accounts receivable, which includes customer servicing and administrative activities, pursuant to a servicing agreement (the “Servicing Agreement”) with a term of five years subject to renewal for successive two year terms.

Pursuant to the Letter of Intent, Sterling will pay a monthly servicing fee to Genesis that is equal to a servicing fee multiplied by the number of accounts with a balance at any time during a monthly period (prorated for partial months).  Sterling will also pay a fee to Genesis, in amounts that are to be negotiated, if the number of accounts decreases below certain levels.

The Letter of Intent provides that the Servicing Agreement will be subject to customary representations and warranties, indemnification provisions and termination provisions for cause.  The Letter of Intent also provides that, simultaneous with the execution of the Servicing Agreement, Sterling and Genesis will enter into an employee transition agreement and a sublease agreement, in each case, pursuant to agreed upon terms and conditions.

The Letter of Intent requires the parties to negotiate and execute a definitive Servicing A agreement by June 15, 2017, otherwise the Letter of Intent terminates.

Item 9.01	Financial Statements and Exhibits

The exhibits required to be filed as a part of this Current Report on Form 8-K are listed in the Exhibit Index attached hereto, which is incorporated herein by reference.

(d)	Exhibits

Exhibit Number	Description

10.1*†	Sale and Purchase Agreement, by and among Sterling Jewelers Inc. and Comenity Bank, dated May 25, 2017

10.2*†	Credit Card Program Agreement, by and among Sterling Jewelers Inc. and Comenity Bank, dated May 25, 2017

99.1*	Press Release, dated May 25, 2017

*Filed herewith
†Confidential treatment requested as to certain portions of this exhibit, which portions are omitted and filed separately with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNET JEWELERS LIMITED
Date: May 25, 2017

	By:	/s/ Lynn Dennison
	Name:	Lynn Dennison
	Title:	Chief Legal, Risk & Corporate Affairs Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1*†	Sale and Purchase Agreement, by and among Sterling Jewelers Inc. and Comenity Bank, dated May 25, 2017

10.2*†	Credit Card Program Agreement, by and among Sterling Jewelers Inc. and Comenity Bank, dated May 25, 2017

99.1*	Press Release, dated May 25, 2017

*Filed herewith
†Confidential treatment requested as to certain portions of this exhibit, which portion are omitted and filed separately with the SEC.